Exhibit 99.1

Alliqua BioMedical, Inc. Announces Preliminary
First Quarter Fiscal 2017 Revenue and Updates Fiscal Year 2017 Outlook; Earnings Conference Call Scheduled for May 9, 2017

Preliminary Q1’17 product sales increase 28% year-over-year led by biologics growth of approximately 200% year-over-year

YARDLEY, Pa., April 6, 2017 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced preliminary first quarter 2017 revenue results and timing and details of the first quarter of fiscal year 2017 financial results conference call.

First Quarter 2017 Preliminary Revenue Summary:

The Company expects first quarter total revenue of approximately $4.6 million, compared to revenue from continuing operations of $4.0 million last year, representing growth of approximately 16% year-over-year. The Company further estimates that sales of products were $4.4 million and that contract manufacturing sales were approximately $225,000 for the first quarter of 2017. Product revenue for the first quarter of 2017 represents growth of approximately 28% year-over-year.

“Our first quarter preliminary total revenue results were driven by strong growth in sales of our Biologics products which increased approximately 200% year-over-year,” said David Johnson, Chief Executive Officer of Alliqua BioMedical. “We are pleased with our preliminary revenue results for the first quarter as they reflect continued progress toward building our capabilities as a provider of regenerative solutions. We look forward to providing the investment community with our full financial results for the first quarter and an update on our major areas of focus for 2017 during our investor call on May 9th.”

The financial information presented above is a preliminary estimate only, has not been reviewed by the Company's independent registered accounting firm and is subject to change upon completion of the review of the Company’s financial statements as of and for the quarter ended March 31, 2017. Additional information and disclosures would be required for a more complete understanding of the Company’s financial position and results of operations as of March 31, 2017.

Updated Fiscal Year 2017 Revenue Outlook:

For the fiscal year ending December 31, 2017, the Company expects total revenue of $20.4 million to $21.3 million, representing growth in the range of approximately 12% to 17% year-over-year. This compares to the Company’s prior guidance of revenue in the range of $19.8 million to $20.7 million.

•	The Company’s total revenue guidance now assumes contract manufacturing sales of approximately $1.4 million, compared to $2.2 million in the fiscal year ended December 31, 2016. This compares to the Company’s prior guidance for contract manufacturing sales of $0.8 million in 2017. The change in expectations for contract manufacturing sales in 2017 is a result of final order volumes from the Company’s largest contract manufacturing customer. As previously reported, subsequent to December 31, 2016, the Company was notified by a customer of its contract manufacturing services of its intent not to use the Company’s contract manufacturing services going forward.
•	The Company’s total revenue guidance continues to assume product sales of $19.0 million to $19.9 million, representing growth in the range of approximately 18% to 24% year-over-year compared to product sales of $16.1 million in the fiscal year ended December 31, 2016.

First Quarter Fiscal Year 2017 Financial Results Conference Call:

Chief Executive Officer, David Johnson, and Chief Financial Officer, Brian Posner, will host a teleconference at 8:00 a.m. Eastern Time on May 9th to discuss the results of the quarter and to host a question and answer session. Those interested in participating on the call may dial 888-510-1762 (719-325-2472 for international callers) and provide access code 1932245 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company’s website a.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 1932245. The webcast will be archived on the investor relations section of Alliqua’s website.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and InterfylTM. The Company also markets its UltraMIST® Therapy System, which uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. In addition to these technologies, Alliqua markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

CONTACT:	Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com